March 22, 2023	FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Kristina Waugh, 727.567.7654
raymondjames.com/news-and-media/press-releases

RAYMOND JAMES FINANCIAL REPORTS FEBRUARY 2023 OPERATING DATA

ST. PETERSBURG, Fla. - Raymond James Financial, Inc. (NYSE: RJF) today reported selected operating data for February 2023, in an effort to provide timely information to investors about monthly developments in certain key performance metrics. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

“Advisor retention and recruiting remained solid across our multiple affiliation options, however, client assets decreased compared to the preceding month driven by declines in the equity markets,” said Chair and CEO Paul Reilly. “Investment banking activity continues to be challenged in the current market environment.”

“While cash sorting persisted into March, domestic cash sweep balances increased approximately $1 billion since March 9 and ended at nearly $51 billion as of March 21. In addition, our newly launched Enhanced Savings Program has raised approximately $1.5 billion of net new funds as of March 21. We continue to be viewed as a source of strength with robust capital and liquidity positions, as well as limited fixed-rate and duration risks. We are also a leader in deposits offering FDIC insurance coverage, at 94% of deposits at Raymond James Bank and 84% of deposits including TriState Capital Bank.”

Operating Data

	As of			% change from
$ in billions	February 28, 2023	February 28, 2022	January 31, 2023	February 28, 2022	January 31, 2023
Client assets under administration	$1,204.3	$1,238.1	$1,224.7	(3)%	(2)%
Private Client Group assets under administration	$1,148.8	$1,180.0	$1,168.3	(3)%	(2)%
Private Client Group assets in fee-based accounts	$654.0	$665.0	$665.3	(2)%	(2)%
Financial assets under management	$190.6	$191.5	$194.4	—%	(2)%

Bank loans, net	$43.6	$27.2	$43.8	60%	—%

Clients’ domestic cash sweep balances	$51.7	$74.7	$55.7	(31)%	(7)%

About Raymond James Financial, Inc.

Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has approximately 8,700 financial advisors. Total client assets are $1.20 trillion. Public since 1983, the firm is listed on the New York Stock Exchange under the symbol RJF. Additional information is available at www.raymondjames.com.